Community Bank Shares of Indiana, Inc.

News Release

Contact:
Paul Chrisco, CFO
(812) 981-7375

FOR IMMEDIATE RELEASE

Community Bank Shares of Indiana, Inc. reports 3rd quarter earnings

                  NEW ALBANY, Ind. (October 25, 2002) - Community Bank Shares of
Indiana, Inc. reported net income for the three months ended September 30, 2002 of $502,000 (or $0.21 per diluted share) compared with $705,000 (or $0.28 per diluted share) for the same period last year. Net income for the nine months ended September 30, 2002 was $1,476,000 as compared to $2,388,000 for the same period last year. The Company showed solid balance sheet growth as total assets grew to $459.1 million as of September 30, 2002 from $429.6 million at December
31, 2001, an increase of 6.8%. The Company continues to grow interest-earning assets and supports this growth by developing retail programs to attract new deposits. The Company expects that net income for the last quarter of 2002 will continue to be depressed due to increased operating expenses and a lower net interest margin.
         Third quarter results were adversely affected by increases in non-interest expense and provision for loan losses as well as the Company's continuing lower net interest margin resulting from the rapid decline in interest rates during 2001. Non-interest expense increased $481,000 from the third quarter of 2001 to the same quarter in 2002 due to continued
infrastructure investments in personnel, technology, and facilities. Much of the increase in non-interest expense within this quarter was attributable to the opening of two Wal-Mart retail bank branches during the second quarter of 2002.
Net interest income for the three months ended September 30, 2002 decreased
$260,000 from the same period in 2001 due to the lower net interest margin.
Provision for loan losses for the third quarter of 2002 increased $82,000 from the same period last year because of an increase in the level of estimated losses on troubled loans.
         The third quarter was positively impacted by increases in non-interest income and a lower effective tax rate. Non-interest income increased $353,000 for the quarter from the same period in 2001, primarily because of earnings on the cash surrender value of investments in life insurance products purchased during the first quarter of 2002 and an increase in service charges on deposit accounts. Various tax strategies implemented during the first quarter of 2002 resulted in the lower effective tax rate.
         "Despite the decline in our net interest margin and the challenges presented by current market conditions, the Company is convinced that it can continue to create value for all members of the Community Bank Shares family:
our customers, stockholders, employees, and communities," said James D. Rickard,
President and Chief Executive Officer. "We continue to see incremental improvement in our retail and commercial banking business, but it will take time for our revenue growth to catch up with our increases in non-interest expense.
We believe that the capital investments made in technology and facilities have helped us build a stable operating platform from which we can increase profitability in the future."
         Community Bank Shares of Indiana, Inc. is the parent company of two full-service banking subsidiaries--Community Bank of Southern Indiana in New
Albany, Indiana, and Community Bank of Kentucky in Bardstown, Kentucky. The
Company is traded on the Nasdaq under the symbol CBIN.
         Statements in this press release relating to the Company's plans, objectives, or future performance are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are based on management's current expectations. The Company's actual strategies and results in future periods may differ materially from those currently expected due to various risks and uncertainties, including those discussed in the Company's 2001 Form 10-K and subsequent 10-Qs filed with the Securities and
Exchange Commission.

                          [TABULAR INFORMATION FOLLOWS]

CONSOLIDATED CONDENSED
BALANCE SHEETS
(Unaudited)
                                           September 30,     December 31,     September 30,
                                               2002              2001             2001
                                               ----              ----             ----
                                                            (In thousands)
ASSETS
Cash and due from banks                           $  7,338         $  8,442          $  7,892
Interest bearing deposits in
       other financial institutions                  2,055            2,657            12,778
Investment securities                              107,481           99,101            98,051
Loans receivable, net                              307,799          295,431           280,167
Premises and equipment                              11,442           11,216            10,763
Other assets                                        22,964           12,769            12,337
                                         -----------------------------------------------------
Total Assets                                     $ 459,079        $ 429,616         $ 421,989
                                         =====================================================
LIABILITIES
Deposits                                         $ 298,179        $ 255,892         $ 263,382
Borrowed funds                                     114,345          128,075           112,124
Other liabilities                                    3,523            3,284             3,159
                                         -----------------------------------------------------
Total Liabilities                                  416,047          387,251           378,665
                                         -----------------------------------------------------

STOCKHOLDERS' EQUITY

Stockholders' equity                                43,032           42,365            43,324
                                         -----------------------------------------------------
Total Liabilities and
       Stockholders' Equity                      $ 459,079        $ 429,616         $ 421,989
                                         =====================================================

CONSOLIDATED CONDENSED
STATEMENTS OF INCOME
 (Unaudited)
                                                 Three Months Ended                 Nine Months Ended
                                                   September 30,                      September 30,
                                                   -------------                      -------------
                                               2002             2001              2002             2001
                                               ----             ----              ----             ----
                                                         (In Thousands Except Per Share Data)
Interest income                                  $  6,245         $   7,332        $  18,935        $  22,549
Interest expense                                    3,387             4,214           10,260           13,295
                                         ---------------------------------------------------------------------
Net interest income                                 2,858             3,118            8,675            9,254
Provision for loan losses                             171                89            1,001              440
Non-interest income                                   841               488            2,294            1,664
Non-interest expense                                2,887             2,406            8,067            6,795
                                         ---------------------------------------------------------------------
Income before income taxes                            641             1,111            1,901            3,683
Income tax expense                                    139               406              425            1,295
                                         ---------------------------------------------------------------------
Net income                                       $    502          $    705        $   1,476         $  2,388
                                         =====================================================================
Basic earnings per share                         $   0.21          $   0.28        $    0.60         $   0.95
Diluted earnings per share                       $   0.21          $   0.28        $    0.60         $   0.95
                                         =====================================================================